North Atlantic Drilling Ltd.

	Issued to	*New Certificate No.* ....
Certificate No. 0	*Address*	*Shares No.* ....
Shares No.	*Nationality*	*No of Shares* ....
....	*Dated*	*Dated* ....
No. of Shares	*Transferred to*	*Transferred from* ....
Amt. paid	*Dated*	*Dated* ....

0

Incorporated in the Islands of Bermuda under The Companies Act [illegible]

North Atlantic Drilling Ltd.

PAR VALUE OF SHARES (US) $1.00 EACH

SPECIMEN

THIS IS TO CERTIFY THAT ____________________

of ____________________

____________________ *is the registered holder of*

____________________ *fully paid shares of the par value of (US) $1.00 each*

in the above-named Company, subject to the Memorandum of Association and Bye-Laws thereof.

Given under the Common Seal of the Company this __________ *day of* __________ *20* __________

____________________ *President or*
Vice President
Director

____________________ *Secretary*
Director

COPRINT NEW YORK